LOAN AGREEMENT AND SECURITY AGREEMENT


     THIS LOAN AGREEMENT AND SECURITY AGREEMENT effective aa of February 9, 1994, by and between CON-LIB HOLDING COMPANY, a Missouri general partnership, with principal offices located at 1215 Stratford Road, Kansas City, Missouri 64113 (herein "Borrower") and John Latshaw, Trustee U/D/T Dated January 22, 1993, and his successors thereunder, of #3 Dunford Circle, Kansas City, Missouri 64112 (herein sometimes referred to as "Lender").

     In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties, the parties agree as follows:


                           DEFINITIONS

     Except as otherwise expressly provided elsewhere in this Agreement, the terms defined below shall have the following meanings for purposes of this Agreement:

     1.1 "Indebtedness" shall mean and include any and all indebtedness, obligations and liabilities of Borrower to Lender incurred under or pursuant to the terms of this Agreement, the Note or any other Loan Document.

     1.2 "Loan" or "Loans" shall mean the loan advances made to the Borrower pursuant to Section 2.1 of this Agreement.

     1.3 "Loan Documents" shall mean this Agreement, the Note, and all other documents, instruments and certificates to be executed by Borrower pursuant to the terms of this Agreement.

     1.4 "Note" shall mean the note described in Section 2.2 of this Agreement together with each and every extension, renewal, modification, substitution, replacement and change in form thereof which may be made from time to time and for any term or terms effected.


                  TERMS AND CONDITIONS OF LOAN

     2.1 Loan. Lender agrees, upon the terms and subject to the conditions hereinafter set forth, to make a Loan in the principal amount of Four Hundred Ninety Thousand and No/100ths Dollars
($490,000.00) to Borrower. The Loan is for business and investment purposes and it is nonrecourse to Borrower.

     2.2 Note. Borrower shall execute and deliver to Lender its Note, the form of which is attached as Exhibit "A" and hereby made a part hereof, due and payable At maturity on February 9, 1997 or upon the earlier dissolution and liquidation of CON-LIB HOLDING COMPANY, a Missouri general partnership, payable in accordance with the terms set forth in the Note. The Note shall be secured by all right, title and interest of Borrower in and to the Four Hundred Ninety, $1,000.00 face value, variable rate, convertible Debentures issued by Latshaw Enterprises, Inc. which Borrower is purchasing with the Loan proceeds provided by Lender (the "Collateral").

     2.3 Payments. For and during the term of the Note, Borrower will pay to Lender, all payments of principal and interest due on the Note, on a semi-annual basis with the first payment commencing on August 9, 1994, in accordance with the terms of the Note. All outstanding principal of and accrued interest on the Note not previously paid under the Note shall be due and payable at maturity of the Note.

     2.4 Authority. Borrower is a Missouri general partnership and its authorized general partner has full power and authority to execute the Loan Documents and this Loan Agreement and Security Interest Agreement on its behalf.

     2.5 Application of Funds. Borrower represent that the funds will be used for the purpose set forth in paragraph 2.1 hereof.

     2.6 Manner of Disbursement. Upon Lender being satisfied that all security interests granted to Lender pursuant to this Loan have been properly approved, executed, assigned and perfected, Lender shall disburse loan proceeds to or to the credit of Borrower for the purposes set forth in this Agreement, when requested by Borrower, for purchase of the Collateral.

     2.8 Payment - Application to Loan. All amounts payable to the Lender or to the credit of Borrower shall be applied first in payment of loan expenses described in the Loan Documents, second toward accrued interest payable with respect to Lender's funds, with the balance to be applied against Lender's principal.


                      AFFIRMATIVE COVENANTS

     From the date hereof, and so long as this Agreement is in effect (by extension, amendment or otherwise) Borrower covenants and agrees with Lender and until payment in full of all Indebtedness and the performance of all other obligations of Borrower under this Agreement, unless Lender shall otherwise consent in writing:

     3.1  Financial Statements and Reports.  Borrower shall, at
Lender's option, present to Lender each year a copy of Borrower's annual tax return and related financial statements.

               3.2 Requested Information. With reasonable promptness, Borrower will give Lender such other information as from time to time may be reasonably requested by Lender, and permit Lender to inspect its accounts, records and papers.


                 REPRESENTATIONS AND WARRANTIES

     To induce Lender to enter into this Agreement and in consideration thereof, borrower represents, warrants and covenants as follows:

     4.1 Financial Statements. The financial statements of Borrower furnished to Lender are complete and correct and fairly present the respective financial condition as of the dates indicated and for the periods involved and respectively show all material liabilities, direct and contingent.

     4.2 Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened against or materially affecting the Collateral described in paragraph 2.2 hereof.

     4.3 Title to Properties; Authority. Borrower has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and all other related documents to be executed and delivered by it.

     4.4  Enforceability.  This Agreement, the Note and all Loan
Documents have been duly authorized, executed and delivered on behalf of Borrower and are valid and binding agreements of Borrower enforceable in accordance with their terms.

     4.5 Title to Collateral. Borrower represents and warrants to Lender that Borrower has good and marketable title to the Collateral and that such interest is free and clear of all liens, claims and encumbrances whatsoever. Borrower agrees that it shall not further encumber the Collateral until such time as this Loan is repaid in full or until such time as the parties hereto have otherwise agreed in writing.


            COLLATERAL AND SECURITY FOR INDEBTEDNESS

     5.1 Creation of Continuing Security Interest. To secure the payment of all Indebtedness, howsoever and whensoever created hereunder, as and when the same shall become due and payable (whether by extension, renewal, acceleration or otherwise), Borrower hereby grants, pledges, hypothecates and assigns to the Lender a continuing and continuous security interest in and to the Collateral described in paragraph 2.2.

               5.2 Additional Documents or Instruments. Borrower will from time to time and as often as Lender may request, execute and deliver to Lender such mortgages, additional and supplemental security agreements and other reports, certificates, data and writings as Lender may request to evidence, perfect, more fully perfect or evidence or evaluate Lender's continuing security interest in the collateral and security referred to herein.

     5.3 Security Instruments and Collateral Instruments. The obligations of the parties to close the loan transactions contemplated in this Agreement are contingent upon Lender approving all security and pledge instruments requested by the Lender and upon Lender approving the Promissory Note and all collateral instruments pledged to secure the Lender's loan.


                        EVENTS OF DEFAULT

     6.1 Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

               (a)Borrower shall fail to pay any principal or interest upon the Note when the same shall become due and payable (whether by extension, renewal, acceleration or otherwise); or

               (b)Borrower shall fail to duly observe, perform or comply with any covenant or agreement contained in this Agreement or any of the Loan Documents; or

               (c)Any representation or warranty of Borrower made herein or in any writing furnished pursuant to this Agreement shall have been false or misleading in any material respect on the date when made; or

               (d)Any of the following: (i) Borrower shall make an assignment for the benefit of creditors; or (ii) an order, Judgment or decree is entered adjudicating Borrower bankrupt or insolvent; or (iii) Borrower shall petition or apply to any Tribunal for the appointment of a Trustee, receiver or liquidator of Borrower or of any substantial part of the assets of Borrower or shall commence any proceedings relating to Borrower under any bankruptcy, reorganization, compromise, arrangement, insolvency, readJustment of debts, dissolution, or liquidation law of any Jurisdiction, whether now or hereafter in effect; or (iv) any such petition or application shall be filed, or any such proceedings shall be commenced, against Borrower and Borrower by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, Judgment or decree shall be entered appointing any such Trustee, receiver or liquidator, or approving the petition if unstayed and in effect for more than sixty (60) days; or (v) any final Judgment on the merits for the payment of material aums of money shall be outstanding against Borrower, and such judgment shall remain unstayed and in effect and unpaid for more than sixty (60) days;

then, and in every such event, Lender may terminate its commitment to lend hereunder and/or declare the principal of and interest on all Indebtedness of Borrower hereunder to be immediately due and payable, without presentment, demand, protest, notice of protest, or other notice of any kind, all of which are hereby expressly waived by Borrower.

     6.2 Interest After Default. All past due Indebtedness of Borrower to Lender, whether principal, interest, costs or expenses, shall bear interest at the annual rate set forth in the Note plus three percent (3%) during such period of delinquency until paid, but not higher than the then applicable highest federal or state lawful rate (the "Default Rate").

     6.3 Remedies. If any one or more Events of Default shall occur and be continuing, Lender may, without any period of grace except as provided in the Loan Documents, proceed to protect and enforce all or any of its rights contained in this Agreement or any Loan Documents, or may proceed to enforce payment of Indebtedness due or enforce any other legal or equitable rights or exercise any other legal or equitable remedies, or cure or remedy any default by Borrower for the purpose of preserving its assets and properties; PROVIDED, HOWEVER, that Borrower's liability for repayment of the Indebtedness hereunder shall be limited, in all events, to the value of the Collateral herein. All rights, remedies or powers conferred upon Lender shall be cumulative and not exclusive of any other rights, remedies or powers available. No delay or omission to exercise any right, remedy or power, shall impair any such right, remedy or power, or shall be construed to be a waiver of any Event of Default or an acquiescence therein. Any such right, remedy or power may be exercised from time to time, independently or concurrently, and as often as shall be deemed expedient. No waiver of any Event of Default shall extend to any subsequent Event of Default. No single or partial exercise of any right, remedy or power shall preclude other or further exercise thereof. Borrower covenants that if an Event of Default shall happen and be continuing he will pay costs of court and other out-of-pocket expenses paid or incurred by Lender in collecting the amounts due pursuant to this Agreement, including reasonable attorney's fees, together with interest on amounts so expended from the respective dates of each expenditure st an annual rate equal to the Default Rate.

                           MISCELLANEOUS

     7.1 Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be mailed, postage prepaid, to the respective addresses specified herein, or, as to either party, to such other address as may be designated by written notice to the other party. All notices, requests, consents and demands hereunder will be effective when mailed by certified or registered mail, postage prepaid, addressed as set forth in the introductory paragraph of this Agreement.

     7.2 Place of Payment. All sums payable hereunder shall be paid at the Lender's mailing address stated hereinabove, or at such other place as it shall notify borrower in writing. If any payment of interest or principal falls due on a Saturday, Sunday or legal holiday, then such due date shall be extended to the next succeeding business day, and such extension of time will be included in computing interest, if any, in connection with such payment.

     7.3 Parties In Interest. All covenants and agreements contained in this Agreement and other Loan Documents shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

     7.4 Governing Law. This Agreement and all Loan Documents shall be deemed to have been made under the Laws of Missouri and shall be construed and enforced in accordance with and governed by the Laws of Missouri. Without excluding any other Jurisdiction, Borrower agrees that the courts of Missouri will have Jurisdiction over proceedings in connection herewith.

     7.5 Legal Interest Rate. All Loan Documents, including this Agreement, between the Lender and the Borrower are expressly limited so that under no contingency or event whatsoever shall the use, forbearance or detention of the money advanced, or to be advanced hereunder, exceed the lawful highest rate permissible under the prevailing law. If fulfillment of any provision hereof, or the Note, or any Loan Document, at the time performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by statute or which a court of competent Jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances the holder of the Note shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would otherwise be excessive interest shall be applied to the reduction of the unpaid principal balance due under the Note and not to the payment of interest. This provision shall control every other provision of all agreements between the Bank and the Borrower with respect to the payment of interest or other charge for the use, forbearance or detention of money advanced or to be advanced hereunder.

     7.6 Severability. The unenforceability or invalidity as determined by a Tribunal of competent Jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof, provided, however, if Lender determines that the finding of unenforceability or invalidity adversely affects the basic consideration of this Agreement, Lender may, at its option, terminate this Agreement.

     7.7 Release of Collateral. When the Indebtedness has been paid in full, the Lender shall release or reassign any remaining collateral.

     7.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Loan
Agreement to be delivered as of the day and year first above written.

     BORROWER:

                                 CON-LIB HOLDING COMPANY,
                                 a Missouri general partnership.


                                 By /s/Gerard J. Mos III
                                    Name: Gerard J. Mos III, Trustee
                                    Title: General Partner


     LENDER:

                                   /s/John Latshaw
                                   John Latshaw, Trustee U/D/T
                                   Dated January 22, 1993.

                            EXHIBIT A

                         PROMISSORY NOTE
                          (NONRECOURSE)

$490,000.00                                      FEBRUARY 9, 1994

     FOR VALUE RECEIVED, CON-LIB HOLDING COMPANY, a Missouri general partnership ("Borrower") promise to pay to John Latshaw, Trustee U/D/T Dated January 22, 1993, and his assigns or successors thereunder, or order, ("Payee") at #3 Dunford Circle, Kansas City, Missouri 64112, the principal sum of Four Hundred Ninety Thousand and No/100ths Dollars ($490,000.00) with interest on the unpaid balance at the rate hereafter described, principal and interest to be paid as follows:

     Equal semi-annual payments of principal and interest in the amount of Twenty Thousand and No/100ths Dollars ($20,000.00), with the first semi-annual payment being due on the 9th day of August, 1994, and on the same day of each semi-annual anniversary thereafter until February 9, 1997, when the balance of this Note, together with all unpaid interest, allowances and charges, are due and payable; provided, however, that this Note shall be due and payable in full and in all events upon the earlier dissolution or liquidation of CON-LIB HOLDING COMPANY, a Missouri general partnership.

     This Note shall bear interest at the rate of 3.92 percent per annum.

     Interest hereunder shall be computed on the actual number of days elapsed on the basis of a year consisting of three hundred sixty five (365) days.

     All such payments shall be applied first to loan expenses, then to interest due on the unpaid principal and the remainder in reduction of the principal. The Default Rate of interest under this Note is three percent (3%) above the regular rate of interest provided for herein.

     This Note may be prepaid at any time, either in whole or in part, without penalty. All prepayments shall be applied on the unpaid installments in the inverse order of their maturity.

     Borrower warrants and represents that all loan proceeds shall be used for business and investment purposes.

     Irrespective of any other provision herein, Borrower's liability for repayment of this Note shall be limited, in all events, to the value of the Collateral, this Note being nonrecourse to Borrower. All parties (Borrower, endorser, sureties and all others now or hereafter liable for payment of the indebtedness evidenced by this Note) waive presentment and diligence in collection and agree that without notice to, and without discharging the liability of any party, this Note may be extended or renewed from time to time and for any term or terms by agreement between the holder and any of such parties and all parties shall remain liable on each such extension or renewal.

     If the principal or any installment of interest due upon this Note is not paid when due and payable (whether by extension, acceleration or otherwise), or if Borrower hereunder has defaulted under any terms of this Note, or in the Event of Default by Borrower under and as defined in the that certain Loan Agreement and Security Agreement, of even date, between Lender and CON-LIB HOLDING COMPANY, a Missouri general partnership, as Borrower (the "Loan Agreement") and any other writing now or hereafter evidencing or securing the payment of any of the indebtedness evidenced hereby, the holder hereof may, without notice, declare all of the unpaid balance hereof to be immediately due and payable. Such right of acceleration is cumulative and in addition to any other right or rights of acceleration under the Loan Agreement. After default or after maturity, whether by acceleration, extension or otherwise, this Note shall bear interest at the Default Rate.

     All the terms and conditions of the Loan Agreement including the loan documents referred to therein, are incorporated herein, and it is acknowledged that a default thereunder shall constitute a default under this Note. This Note is secured by a security interest in Four Hundred Ninety, $1,000.00 face value, variable rate, convertible Debentures issued by Latshaw Enterprises, Inc.

     All agreements, including this Note, between the Borrower and the holder hereof are expressly limited so that under no contingency or event whatsoever shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the money advanced, or to be advanced hereunder, exceed the lawful highest rate permissible under the prevailing law. If fulfillment of any provision of this Note, or any other agreement pertaining thereto, at the time performance of such provisions be due, shall involve transcending the limit of validity prescribed by statute or which a court of competent Jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances the Payee or the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would otherwise be excessive interest shall be applied to the reduction of the unpaid principal balance due under the Note and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrower and the Payee with respect to the payment of interest or other charge for the use, forbearance or detention of money advanced or to be advanced hereunder.

     IF ALL OR ANY PART OF THE COLLATERAL OR ANY INTEREST THEREIN IS SOLD OR TRANSFERRED, ASSIGNED, HYPOTHECATED, MORTGAGED OR FURTHER ENCUMBERED BY BORROWER WITHOUT THE NOTE HOLDER'S CONSENT, THE NOTE HOLDER MAY, AT THE NOTE HOLDER'S OPTION, DECLARE ALL THE SUMS SECURED BY THE SECURITY AGREEMENT TO BE IMMEDIATELY DUE AND PAYABLE.

     This Note shall be the unconditional and continuing, obligation of the Borrower. In the event this Note is placed in the hands of an attorney for collection or suit is brought thereon, or in the event it is established as a claim in probate or bankruptcy proceedings, whether instituted prior or after maturity of this Note, the Borrower agrees to pay to the Payee all costs of collection and a reasonable attorney's fee may be collected as a part thereof.

     This Note is made and executed under and is in all respects to be governed by the law of the State of Missouri.

     Any notice to Borrower provided for in this Note shall be given by mailing such notice by certified mail addressed to Borrower at 1215 Stratford Road, Kansas City, Missouri 64113, or to such other address as Borrower may designate by notice to the Note holder. Any notice to the Note holder shall be given by mailing such notice by certified mail, return receipt requested, to the Note holder, John Latshaw, Trustee, #3 Dunford Circle, Kansas City, Missouri 64112, or at such other address as may have been designated by notice to Borrowers.

     BORROWER:

                                     CON-LIB HOLDING COMPANY,
                                     a Missouri general partnership.

                                     By /s/Gerard J. Mos III
                                     Name: Gerard J. Mos III, Trustee
                                     Title: General Partner

                            EXHIBIT B


     1. Collateral Security. As collateral security for all of the Obligations, Borrower hereby pledges and assigns to Lender and grants to Lender a continuing security interest in all of the following:

          (a) Four Hundred Ninety, $1,000.00 Face Value, variable rate, convertible Debentures issued by Latshaw
     Enterprises, Inc.

          (b) Proceeds. All proceeds of any and all of the foregoing collateral referred to in l.(a), and, to the extent not otherwise included, all intangible or other property received on conversion of said Collateral, or otherwise with respect to the foregoing collateral.

In each case, the foregoing shall be covered by this Agreement whether Borrower's ownership or other rights therein are presently held or hereafter acquired or howsoever Borrower's interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

     2. Obligations Secured. The security interest created hereby in the Collateral constitutes a continuing collateral security for all of the following obligations, indebtedness and liabilities, whether now existing or hereafter incurred:

          (a)  Indebtedness Related to Agreement.  The payment by
     Borrower, as and when due and payable, of all amounts from time to time owing by Borrower under or in respect of this Agreement, and any other instrument now or hereafter delivered in connection with or aa security for this Agreement.

          (b) Renewals. All renewals, extensions, amendments, modifications, supplements or restatements of or substitutions for any of the foregoing.

          (c) Performance. The due performance and observance by Borrower of all of its obligations from time to time existing under and in respect of the Loan Documents or any other instrument now or hereafter delivered in connection with the Loan Documents.